Exhibit 10.2

EXECUTIVE MANAGEMENT BONUS PLAN

AMENDED AND RESTATED EFFECTIVE NOVEMBER 8, 2011

STARBUCKS CORPORATION

Purpose

The purpose of this Executive Management Bonus Plan (the “Plan”) is to increase shareholder value by providing an incentive for the achievement of goals that support Starbucks Corporation’s (“Starbucks” or “Company”) attainment of annual financial and strategic goals.

Approval by Shareholders

The material terms of the Objective Performance Goals under the Plan will be submitted for approval by the shareholders of Starbucks on or around March 21, 2012. Shareholder approval of the material terms of the Objective Performance Goals under the Plan is required to allow bonuses paid upon achievement of the Objective Performance Goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m). This approval shall expire at the end of five (5) Plan Years.

Plan Effective Date	October 3, 2011.
Plan Year	Starbucks fiscal year, which ends on the Sunday closest to September 30.
Eligibility

Starbucks partners serving in positions of executive vice president and above and other senior officers of the Corporation, as designated by the outside directors, as defined under Section 162(m), of the Compensation and Management Development Committee (the “Committee”) of the Board of Directors, are eligible to participate in the Plan.

The executive vice president, Partner Resources and the chief executive officer have the authority to recommend Participants. The Committee has the sole authority to designate Participants.

Eligibility to participate in the Plan will cease upon termination of the Participant’s employment, withdrawal of designation by the Committee, transfer to an ineligible position, termination of the Plan by Starbucks, or if the Participant engages, directly or indirectly, in any activity that competes with Starbucks field of business or that could be construed as misconduct, as determined by the Committee in its sole discretion.

If a Participant changes from an eligible position to an ineligible position during a Plan Year, eligibility to participate will be at the discretion of the Committee.

Target Bonus	The Target Bonus for each Participant shall be established by the Committee no later than ninety (90) days after the beginning of the applicable Plan Year. The Target Bonus shall be the amount that would be paid to the Participant under the Plan if 100% of Objective Performance Goals and, if applicable, 100% of Individual Goals were met. The Target Bonus may be specified as a percentage of Base Pay, a specific dollar amount, or according to another method determined by the Committee. The amount, if any, of the Target Bonus actually earned by the Participant shall be based on the achievement, as determined by the Committee, of Objective Performance Goals and, if applicable, Individual Performance Goals.

Base Pay is the annual pay rate established for the Participant by Starbucks and in effect on the last day of the applicable Plan Year or, in the case of a deceased or disabled Participant, on the last day of his or her participation in the Plan. Starbucks, with Committee approval, may at any time, in its sole discretion, revise a Participant’s Base Pay.

Goals

➢ Objective Performance Goals

¡    In accordance with Section 162(m), for each Plan Year, the Committee shall select one or more of the following measures as the Objective Performance Goal(s): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) inventory turns or cycle time; (xix) balance sheet metrics; or (xx) strategic initiatives; provided, however, that Objective Performance Goals may include any derivations of these measures (e.g., income shall include pre-tax income, net income, operating income, etc.), as specified by the Committee. At the Committee’s discretion, any of these Objective Performance Goals may differ by Participant and may be used to measure the performance of the Company as a whole or any business unit or division of the Company, and may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

¡    The Committee may provide, no later than ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain, that any evaluation of performance with respect to the Objective Performance Goals for the applicable Plan Year shall include or exclude any one or more of the following events that occurs during the performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary items as described in Accounting Standards Codification section 225-20-20; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any other significant events or circumstances that the Committee determines would render the Objective Performance Goals unsuitable. Any such inclusions or exclusions shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

¡    The Committee shall select the Objective Performance Goals for each Participant no later than ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain.

¡    The Committee shall select the amount of the Target Bonus for each Participant that will be determined by achievement of the Objective Performance Goals.

¡    If the Objective Performance Goals selected by the Committee are not met, no Bonus or portion of any Bonus determined by those goals is payable under the Plan.

➢ Individual Goals

¡    The portion, if any, of the Target Bonus not determined by achievement of the Objective Performance Goals may be determined by the Participant’s achievement of subjective individual goals (“Individual Goals”). In such case, the Committee shall approve such goals. The portion, if any, of the Target Bonus determined by Individual Goals is not intended to qualify as performance-based compensation under Section 162(m).

¡    The maximum performance level for each Individual Goal is 100%.

Bonus Payout and Eligibility

Bonus Payout for each Participant is based on the achievement of the Objective Performance Goals, and Individual Goals, as applicable. A Bonus Payout under this Plan is earned as of the end of the applicable Plan Year and will be paid according to the Plan, if the Participant:

¡ remains a Starbucks partner through the end of the applicable Plan Year, unless employment is terminated prior to the end of the Plan Year due to death or disability, and

¡ refrains from engaging during the applicable Plan Year, directly or indirectly, in any activity that competes with Starbucks field of business or that could be construed as misconduct, as determined by the Committee in its sole discretion.

The Committee, based on such further considerations as the Committee in its discretion shall determine, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

Bonus Payout Calculation

Within ninety (90) days after the beginning of the applicable Plan Year and while the outcome is substantially uncertain, the Committee shall review and approve the following for each Participant: the Target Bonus, the portion of the Target Bonus determined by the Objective Performance Goals, the Objective Performance Goals, and the relative weighting of the Goals for the Plan Year. Those metrics, in addition to the Individual Goals, if applicable, will be used to calculate the Bonus Payout for each Participant.

As soon as reasonably practicable following the conclusion of the applicable Plan Year and before the payment of any Bonus, or portion of any Bonus, determined by the Objective Performance Goals, the Committee will certify, in writing, the extent, if any, of the achievement of the Objective Performance Goals, and (i) the potential maximum Bonus Payout for the Bonus, or the portion of the Bonus, determined by the Objective Performance Goals that each Participant is eligible to receive with respect to the applicable Plan Year; and (ii) the actual Bonus Payout, if different, for the Bonus, or the portion of the Bonus, determined by the Objective Performance Goals that the Committee has determined the Company will pay to the Participant.

The maximum Bonus Payout for the achievement of Objective Performance Goals is $10 million to any one Participant in any Plan Year.

Bonus Payout Prorations

For any partner who meets eligibility criteria and becomes a Participant after the start of the Plan Year or whose employment with Starbucks is terminated prior to the end of the Plan Year because of disability or death, the Committee: (i) shall prorate the Bonus Payout related to the Objective Performance Goals; and (ii) in its discretion, may prorate the Bonus Payout related to Individual Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

If a Participant changes positions within Starbucks during the Plan Year, the Committee, in its discretion, may prorate the Participant’s Bonus Payout by the number of months in each position.

Administration

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation, the authority to:

¡ approve the Plan design, Objective Performance Goals, and Individual Goals (if applicable) for each Participant;

¡ determine and certify the achievement of the Objective Performance Goals and Individual Goals;

¡ approve the Bonus Payout calculation and Bonus Payout for each Participant;

¡ prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

¡ interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Bonus granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of Starbucks;

¡ approve corrections in the documentation or administration of any Bonus; and

¡ make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of a dispute regarding the Plan, the Participant may seek resolution through the executive vice president, Partner Resources and the Committee. All determinations by the Committee and/or the executive vice president, Partner Resources shall be final and conclusive.

Bonus Payout Administration

The Bonus Payout will be made as soon as administratively feasible following the approval by the Committee subsequent to the end of the applicable Plan Year. The Bonus Payout is expected to be within approximately 75 days of the Plan Year end, but in no event later than the last day of the fiscal year following such Plan Year. No amount is due and owing to any Participant before the Committee has approved the Bonus Payout, and no Bonus Payout with respect to the Objective Performance Goals will be made unless and until the Committee makes a certification in writing regarding the achievement of the Objective Performance Goals as required by Section 162(m).

The Company will withhold amounts applicable to federal, state and local taxes, domestic or foreign, required by law or regulation. Contributions for Future Roast 401(k) and Management Deferred Compensation Plan (MDCP) are deducted from cash Bonus Payouts, based on the Participants’ elections then in effect.

No Rights to Employment

The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by Starbucks policy and any applicable employment agreement and not by the Plan.

Amendments and Termination

The Plan will be reviewed by the executive vice president, Partner Resources and the Committee on a periodic basis for revisions. The Committee reserves the right at its discretion with or without notice, to review, amend or terminate the Plan, at any time.

Recovery of Incentive Compensation Policy	For participants subject to the Starbucks Recovery of Incentive Compensation Policy, all amounts earned under the Plan are subject to the Policy, as in effect from time to time, a current copy of which may be requested from Starbucks at any time, and the terms and conditions of which are hereby incorporated by reference into the Plan.

Section 409A of the Code

To the extent applicable, it is intended that the Plan and any bonuses granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

Unfunded Plan	The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Bonuses, if any. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.